EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

                        B. BRAUN MELSUNGEN AG TO ACQUIRE
                        MCGAW, INC. FROM IVAX CORPORATION

         Miami, Florida and Melsungen, Germany -- May 30, 1997 -- IVAX Corporation (AMEX:IVX) and B. Braun Melsungen AG today announced that IVAX and
B. Braun of America Inc., a wholly-owned subsidiary of B. Braun Melsungen AG, have entered into a definitive agreement relating to the sale by IVAX of McGaw, Inc. McGaw, based in Irvine California, is a wholly-owned subsidiary of IVAX that develops, manufactures and markets intravenous (IV) solutions and related products. B. Braun of America, headquartered in Bethlehem, Pennsylvania, develops, manufactures and markets a wide range of disposable medical products for the hospital and other related markets.

         Consideration for the sale will consist of three components. B. Braun will pay approximately $320 million in cash at closing, subject to certain post-closing adjustments. Over a period of years, B. Braun will make additional payments, up to a total of $80 million, contingent upon the combined operating results of McGaw and B. Braun's principal U.S. operating subsidiary, B. Braun Medical Inc. IVAX will also receive royalties and other payments based on McGaw's and B. Braun's commercialization of the Duplex(TM) drug delivery system. The Duplex(TM) system, presently under development, is a multi-compartment IV drug delivery system designed for IV drugs that have limited stability after mixing.

         In 1996, McGaw had net revenues of approximately $343 million and income from operations of approximately $23 million. Going forward, IVAX will reflect McGaw's historical business results and any gain from the sale as discontinued operations in its financial statements. The cash payment due at closing will be used to pay off IVAX' existing revolving credit facility. IVAX does not expect to incur any tax liability with respect to the cash payment at closing.

         Robert C. Strauss, IVAX' President and Chief Operating Officer, stated:
"This is a great transaction for IVAX and McGaw. For IVAX, the sale marks the first major step in our strategy of re-focusing on our core pharmaceutical businesses and recognizing shareholder value from our non-core businesses. McGaw is a solid, well-run company with an outstanding work force, but it simply does not fit with IVAX' new strategic profile. For McGaw and its work force, the sale is an opportunity to join B. Braun's international team that is committed to growing its worldwide IV and related medical products business."

         Caroll H. Neubauer, Member of the Executive Board of B. Braun Melsungen AG and B. Braun of America's Chairman and Chief Executive Officer, stated: "The acquisition of McGaw and its continued operation as part of B. Braun of America will position B. Braun as a full-line IV therapy and broad line hospital supplier to an expanded network of customers in the U.S. marketplace. Supported by the technology of the B. Braun Group -- a leading hospital supplier in Europe -- B. Braun's operations in the U.S., consisting of B. Braun Medical Inc., Aesculap Inc. and now, as a perfect fit, McGaw, will have combined net sales of over $600 million, and will


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constitute a significant force in the U.S. medical products industry, positioned better than ever for continued growth."

         Closing of the sale is subject to the review of applicable regulatory authorities and certain other customary conditions, and is expected to take place in June of 1997.

         IVAX Corporation, headquartered in Miami Florida, is a holding company with core subsidiaries engaged in the research, development, manufacture and marketing of generic and branded pharmaceuticals.

         B. Braun Melsungen AG, headquartered in Melsungen, Germany, is privately owned and is the fourteenth largest medical products manufacturer, developer and distributor in the world with operations in over 45 countries and with annual net sales of over $2 billion.

         EXCEPT FOR THE HISTORICAL MATTERS CONTAINED HEREIN, STATEMENTS IN THIS PRESS RELEASE ARE FORWARD LOOKING AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY AFFECT THE COMPANY'S BUSINESS AND PROSPECTS, INCLUDING THE RISK THAT THE MCGAW SALE MAY NOT CLOSE ON THE TERMS INDICATED OR AT ALL, AND CERTAIN ECONOMIC, COMPETITIVE, GOVERNMENTAL, TECHNOLOGICAL AND OTHER FACTORS DISCUSSED IN IVAX' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    CONTACTS

IVAX:

Michael W. Fipps                                Joseph C. Jones
Senior Vice President - Finance                 Vice President -
and Chief Financial Officer                     Corporate Communications
305-575-6123                                    305-575-6042

B. BRAUN:

Jack E. Stover                                  Hugh M. Morrison
Senior Vice President- Finance                  Senior Vice President - Legal
and Chief Financial Officer                     and Administration
610-691-5400 ext. 4466                          610-691-5400 ext. 4318